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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 (“Registration Statement”) of our report dated April 15, 2015, relating to the consolidated financial statements and financial statement schedules of Union Security Insurance Company, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, MO

April 20, 2015